Exhibit 10.3

EMBARQ CORPORATION 2006 EQUITY INCENTIVE PLAN

FORM OF STOCK OPTION AWARD AGREEMENT

To:	(“you” or the “Participant”)

From:	Embarq Corporation (the “Company”)

Date:	, 200

Notice of Grant

Subject to the Embarq Corporation 2006 Equity Incentive Plan (the “Plan”) and this Stock Option Award Agreement, including Attachment A (the “Award Agreement”), the Company is granting to you an award of Stock Options (the “Options”) under the Plan (this “Award”). The Grant Date, the exercise price, the number of Shares subject to the Options, and the vesting dates for such Options, respectively, are as follows:

GRANT OF STOCK OPTIONS

Grant Date:	,

Exercise Price:

Total Number of Shares Subject to the Options:

Vesting Dates:	Date:	Vested %:
	,	34%
	,	33%
	,	33%

Because this Award is subject to the Plan and this Award Agreement, you should carefully read the Plan and this Award Agreement to fully understand the terms of this Award. You may view a copy of the Plan on the Company’s intranet at EQIP Home/ Employee Resource Center / Pay / Compensation Programs / Stock-Based Compensation / 2006 Equity Incentive Plan – Plan Document or you may obtain a copy of the Plan by requesting it from the Company. Capitalized terms used in this Award Agreement without definition have the meanings that they have in the Plan or the glossary of terms provided in Attachment A, as applicable. You acknowledge that the Plan Information Statement for the 2006 Equity Incentive Plan dated May 2007 has been made available to you on-line at the location above. The terms of the Plan are incorporated by reference. In the event of any inconsistency between this Award Agreement and the Plan, the Plan governs.

General Terms

This Award Agreement is governed by the laws of the State of Delaware without giving effect to the principles of the conflict of laws to the contrary. This Award Agreement may be modified only by written instrument signed by you and the Company; provided that this Award Agreement is subject to the power of the Board to amend the Plan as provided in the Plan. Neither this Award Agreement, nor the Award, may be transferred, sold, assigned, pledged or otherwise alienated or hypothecated by you in any way other than by will, or by the laws of descent and distribution. By accepting this Award, you acknowledge the authority and discretion of the Board and the Committee with respect to this Award and agree to be bound by the terms and conditions of the Plan. In particular, you acknowledge the authority and discretion of the Board to recover all or any portion of this Award or any compensation paid in connection with this Award in the event of your knowing or intentionally fraudulent illegal conduct that impacts a relevant financial result or operating metric, in accordance with the Compensation Recoupment Policy set forth in the Company’s Corporate Governance Guidelines. Except as specifically provided in this Award Agreement, this Award Agreement binds and will inure to the benefit of the heirs, legal representatives, successors and assigns of the Company and you.

EMBARQ CORPORATION

By:	/s/ Claudia S. Toussaint
Name:	Claudia S. Toussaint
Title:	General Counsel and Corporate Secretary

(Attachment A)

SPECIFIC TERMS OF OPTIONS AWARD

Section	1. Nonqualified Stock Options.

The Options are not intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code, and shall not be so construed.

Section	2. Exercise of the Options.

Except as provided below, the Options will vest on the Vesting Dates shown opposite the heading “Vesting Dates” on page 1 of this Award Agreement provided you have been actively and continuously employed with the Employer from the Grant Date to the Vesting Date. To the extent vested, you may exercise the Options under this Award in whole or in part at the time or times as permitted by the Plan and this Award Agreement if the Options have not otherwise expired, been forfeited or terminated. At the time of exercise, you may pay the exercise price in the form or forms, including payment by delivery of cash, Shares or other consideration (including, where permitted by law and the Committee, Awards) having a Fair Market Value on the Exercise Date equal to the total exercise price, or by any combination of cash, Shares and other consideration, as the Committee may permit.

Section	3. Expiration of the Options.

Unless terminated earlier in accordance with the terms of this Award Agreement or the Plan, the Options granted herein will expire at 3:00 P.M., U.S. Central Time, on the day before the tenth (10th) Anniversary of the Grant Date (the “Expiration Date”). If the Expiration Date is a Saturday, Sunday or any other day which is a holiday of the United States Federal Government (a “Non-Business Day”), then the Options granted herein will expire, unless earlier terminated in accordance with the terms of this Award Agreement or the Plan, at 3:00 P.M., U.S. Central Time on the first day that is not a Non-Business Day (a “Business Day”) before the Expiration Date.

Section	4. Effect of Termination of Employment.

If you cease to be an Employee of the Company for any reason, the effect of you ceasing to be an Employee on all or any portion of the Award is as provided below. Notwithstanding anything below to the contrary, in no event may the Options be exercised after the Expiration Date.

(a)	For Cause. If your employment is terminated by the Company for Cause, all the Options granted pursuant to this Award Agreement will immediately be forfeited as of the Termination Date.

(b)	Death.

(i)	Acceleration of Vesting. If you cease to be an Employee on account of your death, all of the Options, to the extent they have not otherwise expired, been forfeited or terminated, will become fully exercisable upon your death.

(ii)

Period of Time to Exercise. If you cease to be an Employee on account of your death, all of the Options may be exercised by your designated beneficiary at any time before 3:00 P.M., U.S. Central Time, on the 365th calendar day following the date of your death. If such 365th day is a Non-Business Day, then the Options will remain exercisable until the first Business Day immediately following the 365 th day.

(c)	Disability.

(i)	Acceleration of Vesting. If you cease to be an Employee on account of your Disability, all of the Options, to the extent they have not otherwise expired, been forfeited or terminated, will become fully exercisable upon your Disability.

(ii)	Period of Time to Exercise. If you cease to be an Employee on account of your Disability, all of the Options may be exercised by you at any time before 3:00 P.M., U.S. Central Time on the fifth anniversary of your Termination Date. If the date of such fifth anniversary is a Non-Business Day, then the Options will remain exercisable until the first Business Day immediately following the fifth anniversary.

(d)	Retirement Other Than Normal Retirement.

(i)	No Acceleration of Vesting. If you cease to be an Employee by reason of your Retirement other than Normal Retirement, only those Options which were exercisable on your Termination Date may be exercised.

(ii)	Period of Time to Exercise. If you cease to be an Employee by reason of your Retirement other than Normal Retirement, all of the vested Options may be exercised by you at any time before 3:00 P.M., U.S. Central Time on the fifth anniversary of your Termination Date. If the date of such fifth anniversary is a Non-Business Day, then the Options will remain exercisable until the first Business Day immediately following the fifth anniversary. All the Options which were not otherwise vested and exercisable as of your Termination Date will be forfeited.

(e)	Normal Retirement.

(i)	Acceleration of Vesting. If you cease to be an Employee by reason of your Normal Retirement, all of the Options, to the extent your Termination Date is at least one year after the Grant Date, and to the extent they have not otherwise expired, been forfeited or terminated, will become fully exercisable upon your Termination Date.

(ii)	Period of Time to Exercise. If you cease to be an Employee by reason of your Normal Retirement, all of the Options described in Section 4(e)(i) above may be exercised by you at any time before 3:00 P.M., U.S. Central Time on the fifth anniversary of your Termination Date. If the date of such fifth anniversary is not a Business Day, then the Options will remain exercisable until the first Business Day immediately following the fifth anniversary.

(f)	Voluntary Resignation or Involuntary Termination.

(i)	No Acceleration of Vesting. If you cease to be an Employee on account of your Voluntary Resignation or an Involuntary Termination, only those Options which were vested and exercisable as of your Termination Date may be exercised.

(ii)

Period of Time to Exercise. If you cease to be an Employee on account of your Voluntary Resignation or an Involuntary Termination by the Company, those Options which were vested and exercisable as of your Termination Date may be exercised at any time before 3:00 P.M., U.S. Central Time, on the 90th calendar day following your Termination Date. If such 90th day is a Non-Business Day, then the Options will remain exercisable until the first Business Day immediately following the 90th day. All the Options which were not otherwise vested and exercisable as of your Termination Date will be forfeited.

(g)	Change in Control.

(i)	Acceleration of Vesting. If (1) a Change in Control occurs before the Vesting Date for all of the Options, (2) except as may otherwise be provided in your employment agreement (if any), your employment is terminated in an Involuntary Termination other than for Cause within one year after the Change in Control, (3) you have held the Options for more than one year from the Grant Date, and (4) you have been actively and continuously employed from the Grant Date to the date of the Change in Control, then all of the Options, to the extent they have not otherwise expired, been forfeited or terminated, will become fully exercisable upon your Termination Date.

(ii)	Period of Time to Exercise. The period of time to exercise the Options following your Termination Date subsequent to a Change in Control will be determined based on the reason for your termination of employment and governed by Sections 4(a)-(f) above.

Nothing in this Section 4 restricts or otherwise interferes with the Company’s discretion with respect to the termination of your employment with the Company.

GLOSSARY OF TERMS

“Cause” means, unless otherwise provided in the Participant’s employment agreement (if any), the Participant’s (i) willful and continued failure to substantially perform his or her duties, (ii) willfully engaging in conduct that is a serious violation of the Employer’s Principles of Business Conduct, (iii) willfully engaging in conduct that is demonstrably and materially injurious to the Employer or (iv) willful violation of any of the restrictive covenants found in the Embarq Corporation Executive Severance Plan.

“Employer” means the Company or any Affiliate.

“Involuntary Termination” means a termination of the Participant’s employment, initiated by the Employer for any reason other than Cause, Disability or death; or a Good Reason Resignation or refusal to accept a Non-Comparable Position, as those terms are defined in the Embarq Corporation Executive Severance Plan.

“Normal Retirement” means a Participant’s Retirement at or later than an age qualifying as “normal retirement” under the Company’s defined benefit pension plan, whether or not the Participant is a participant in that plan.

“Retirement” means termination of a Participant’s employment if a Participant is entitled to receive payment of pension benefits in accordance with the Company’s defined benefit pension plan immediately after the Participant’s Termination Date.

“Termination Date” means, except as otherwise provided in a Participant’s employment agreement (if any), the later of the date on which the Participant’s active employment with the Employer is severed for any reason, and the date the Participant ceases to receive severance benefits under any applicable plan for the payment of severance benefits by the Employer.

“Voluntary Resignation” means any termination of employment that is not initiated by the Employer other than Retirement, Disability or death.

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